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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CYBERONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE
CYBERONICS COMMENTS ON ISS RECOMMENDATION
ISS Recognizes the Company’s Steadily Increasing Revenues, Cost Cutting Efforts,
and Increasing Gross Profit Margins
HOUSTON, Texas — January 23, 2007 — Cyberonics, Inc. (NASDAQ: CYBX) today issued the following statement in response to the recommendation by Institutional Shareholder Services (ISS) regarding the election of directors at Cyberonics’ February 1, 2007, Annual Meeting of Stockholders:
“We are pleased that ISS recommended that Cyberonics stockholders vote to re-elect Cyberonics’ Chairman, Tony Coelho, to the Cyberonics Board of Directors.
Cyberonics’ director nominees — Stanley H. Appel, M.D., Tony Coelho, Guy C. Jackson, Kevin S. Moore, Alan J. Olsen, Michael J. Strauss, M.D., M.P.H., and Reese S. Terry, Jr. — have diligently served on Cyberonics’ Board and are committed to enhancing long-term stockholder value. Hugh M. Morrison, the remaining Cyberonics nominee who joined the Board in November 2006, brings important perspective on this complex industry. We believe the Board and management team in place now are best-suited to continue executing the strategic plan and enhancing stockholder value.
We believe that ISS has reached the wrong conclusion in failing to recommend the election of Stanley Appel and Kevin Moore. Both are highly qualified and committed to serving the best interests of all Cyberonics stockholders. We continue to urge all stockholders to vote FOR ALL the Board’s nominees by signing, dating and returning the Company’s WHITE proxy card today.”
In its January 22, 2007 report, ISS stated:
•	"[O]perationally the company has been able to steadily increase its revenues, expand into international markets, and as a result of an internal cost structure review, has been able to increase its gross profit margins.”*

•	“The company is awaiting favorable coverage from the large national and regional insurance payers which may require close relationships with constituencies such as lawmakers, regulators, providers and major payers which could be critical to the company’s success. We believe that the presence of Tony Coelho on the board could enhance this process, particularly given his experience and his position as the chairman of the Epilepsy Foundation. As such, we believe that Tony Coelho should continue as a director.”*

•	"[W]e believe that replacement of Tony Coelho could negatively impact the execution of the company’s business plan, in particular obtaining broad-based national and regional coverage policy for treatment using the VNS device.” *
The Cyberonics Board urges stockholders to sign, date and return the WHITE proxy card today, or to vote by telephone or Internet by following the simple instructions on the WHITE proxy card. Stockholders who have any questions or need any assistance in voting their shares, may contact the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free, at 1-877-825-8631.
* Permission to use quotations from the ISS report was neither sought nor obtained.
About VNS Therapy and Cyberonics
Information on Cyberonics, Inc. and VNS Therapy is available at www.cyberonics.com and www.vnstherapy.com.
CONTACT INFORMATION:
Eric Brielmann / Jeremy Jacobs
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449